Exhibit 10.1

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (“Agreement”), dated as of August 16, 2013, is made by and among:

(a) Hospitalists Management of New Hampshire, Inc., a New Hampshire corporation qualified to do business in Massachusetts (“Buyer”);

(b) InPatient Consultants of Massachusetts, P.C., a New Hampshire professional corporation qualified to do business in Massachusetts (“PC Buyer”) (each of Buyer and PC Buyer an “Acquiror” and, collectively, the “Acquirors”);

(c) Steward Medical Group, Inc., a Massachusetts not-for-profit corporation (“Seller”); and

(d) Steward Health Care System LLC, a Delaware limited liability company (“Owner”) (Seller and Owner, collectively, the “Selling Group”).

This Agreement contemplates a transaction in which Acquirors will purchase certain of the Seller’s assets, which constitute substantially all of the assets used in Seller’s Business, in return for cash and other consideration. Terms used in this Agreement that are capitalized or otherwise have special meaning have the definitions given to such terms in Section 8.9 and elsewhere in the Agreement. The Purchased Assets do not comprise all or substantially all of the assets of Seller, which will remain in business after the Closing as a going concern.

NOW THEREFORE, in consideration of the promises and respective covenants and agreements contained herein, the parties hereby agree, effective the date hereof, as follows:

ARTICLE I

PURCHASE AND SALE OF ACQUIRED ASSETS; CLOSING

1.1 Purchase and Sale.

(a) Upon and subject to the terms and conditions hereof, Seller sells, conveys, transfers, and assigns to Buyer, and Buyer purchases and accepts from Seller, to be effective at 12:01 a.m. Eastern Daylight Saving Time on the Closing Date (as defined in Section 1.8), all right, title, and interest in and to all of those certain assets of Seller listed on Schedule 1.1(a) as the “Acquired Assets” (hereinafter, the “Acquired Assets”), but excluding the PC Acquired Assets (as defined in Section 1.1(b)) and the Excluded Assets (as defined in Section 1.2).

(b) Upon and subject to the terms and conditions hereof, Seller sells, conveys, transfers, and assigns to PC Buyer, and PC Buyer purchases and accepts from Seller, to be effective at 12:01 a.m. Eastern Daylight Saving Time on the Closing Date, all right, title, and interest in and to all of those certain assets of Seller listed on Schedule 1.1(b) as the “PC Acquired Assets” (hereinafter, the “PC Acquired Assets” and, together with the Acquired Assets, the “Purchased Assets”), but not any of the Acquired Assets or any of the Excluded Assets.

1.2 Excluded Assets. Seller shall retain the following: any assets, properties, or rights unrelated to the operation of the Business; Seller’s Medicare or Medicaid provider numbers; cash and accounts receivable of Seller; any patient medical records or other protected health information; original minute books and other corporate and financial records; and any of those assets, properties, and rights of Seller specifically set forth in Schedule 1.2 (the “Excluded Assets”).

1.3 Non-Transferability of Certain Contracts. Nothing in this Agreement shall be construed as an attempt to assign any contract, agreement, permit, franchise, or claim included in the Purchased Assets (each a “Contract”) which is, by its terms or Law, non-assignable without the consent of the other party or parties thereto, unless such consent shall have been given or as to which all the remedies for the enforcement thereof enjoyed by Seller would, as a matter of law, pass to Acquirors as an incident of the assignments provided for by this Agreement. Upon the specific request of Acquirors before the Closing, Seller shall use commercially reasonable efforts obtain the consent of the other party to the assignment to Acquirors, of any Contract for which such consent is required and which is listed on the attached Schedule 1.3, or shall assist Acquirors in obtaining new Contracts on terms reasonably acceptable to Acquirors. In the event (a) a Contract either does not permit or expressly prohibits the assignment by Seller of its rights and obligations thereunder; (b) Seller has not obtained the necessary consents to assignment from all parties to any Contract prior to the Closing Date; (c) direct assumption of any Contract is not practical; or (d) Acquirors have not entered into new Contracts on terms reasonably acceptable to Acquirors, Acquirors may determine, in Acquirors’ sole discretion, that Acquirors will fulfill such Contract and shall assume the obligations and liabilities (arising after the Closing Date) of such Contract for and on behalf of Seller but for the account of Acquirors and, in such event, Seller shall cooperate with Acquirors in any reasonable arrangements designed to provide for Acquirors all of the revenues and other benefits under such Contracts including the enforcement for the benefit and at the expense of Acquirors of any rights previously enjoyed by Seller in connection with such Contracts, to the extent permissible under applicable Laws and regulations.

1.4 Guaranty. Upon the execution of this Agreement, Buyer shall deliver to Seller a Guaranty of Payment, duly and validly executed by IPC The Hospitalist Company, Inc. (“Guarantor”), and enforceable against Guarantor, for the amount of payment contemplated by Section 1.5 below and to guaranty all other financial obligations of Acquirors to Seller and its Affiliates, as applicable, under this Agreement, in the form attached hereto as Exhibit A.

1.5 Purchase Price. The purchase price for the Purchased Assets (“Purchase Price”) shall consist of:

(a) A payment in Immediately Available Funds at Closing in the amount of Forty Five Million Dollars ($45,000,000) (the “Closing Payment”), less the Escrow Holdback (as described in Section 1.5(c) and less the Accrued PTO Adjustment in Section 1.7(b) (the “Adjusted Closing Payment”). If the Closing Date occurs on a weekend or a legal bank holiday, the Closing Payment shall be made in accordance with Section 1.5(e).

(b) Assumption by Acquirors on the Closing Date of the Assumed Liabilities (as defined in Section 1.7), pursuant to the terms of the Assignment and Assumption Agreement in substantially the form attached hereto as Exhibit B (the “Assignment Agreement”);

(c) Escrow. On the Closing Date, pursuant to the escrow agreement substantially in the form attached hereto as Exhibit C and subject to any subsequent mutually-acceptable revisions by the Parties (the “Escrow Agreement”), Acquirors shall deliver to the Escrow Agent (as defined in the Escrow Agreement) a wire transfer in an amount equal to the Escrow Holdback (as defined in Section 8.9), which amount shall be deemed withheld from the Closing Payment and shall be deposited with the Escrow Agent for the purposes of securing the indemnification obligations of Seller in Section 6.1(a). The Escrow Holdback shall be held and disbursed solely for the purposes of this Agreement in accordance with the terms of the Escrow Agreement. Acquirors and Seller shall bear the cost of the Escrow Agent’s fees equally. The disposition of the Escrow Holdback shall be governed by the terms of the Escrow Agreement.

(d) Closing Payment Escrow. If the Closing Date is a weekend day or a legal bank holiday, then on the last weekday that is not a legal holiday before the Closing Date (the Pre-Closing Date) the Parties shall exchange the signature pages, certificates and other closing instruments through counsel in escrow. The Acquirors shall deposit with the Escrow Agent both the Closing Payment and the Escrow Holdback, along with irrevocable instructions to deliver the Closing Payment to the Owner by wire transfer on the first day after the Closing Date that is not a legal holiday. The Closing Payment shall not be subject to offset or any claim under Article VI.

1.6 Prorations. The parties agree to prorate between them based upon their respective periods of ownership of the Business, any amounts received for services provided or to be provided under any Clinical Service Agreements (as defined in Section 8.9) and other similar expenses or revenues relating to the Purchased Assets (except any expenses or revenues which are related to the Excluded Assets) which cover both the period prior to and after the Closing to the extent such expenses are paid by one party and benefit the other party or revenue is received by a Party which property belongs to the other Party (the “Prorations”). To the extent practicable and as applicable, Prorations shall be based upon time periods covered by the payments, dates of service, and the like, as applicable. Prorated expenses shall be paid promptly upon receipt of an invoice and reasonable supporting documentation from the party claiming reimbursement, and Prorated revenue shall promptly be remitted to the party entitled to retain it.

1.7 Assumed Liabilities.

(a) Upon the terms and subject to the satisfaction of the conditions of this Agreement, and in reliance on the representations, warranties and agreements of Seller set forth herein, at the Closing, Seller shall assign, and each of the Acquirors shall assume and agree to perform and discharge only those liabilities set forth on Schedule 1.7, except PC Buyer shall assume: (i) the Liabilities arising prior to the Closing Date to perform services after the Closing pursuant to the acquired Clinical Service Agreements, as set forth in Schedule 1.1(b), the assumed physician employment agreements, and any other contracts being assumed pursuant to this Agreement, but only to the extent each of such Liabilities is incurred after the Closing; and

(ii), subject to the Purchase Price adjustment described in paragraph (b) below, Seller’s liability for unused sick days, personal days, vacation days and any other paid time off (collectively the “Accrued PTO”) with respect to the Transferred Providers and Administrative Staff hired by PC Buyer but only to the extent set forth in Schedule 1.7, which Schedule shall be completed prior to Closing, and not paid by Seller on or prior to the Closing (together, the “Assumed Liabilities”).

(b) Prior to the Closing, the Acquirors will multiply each of the paid time off days included in the Assumed Liabilities as set forth in Schedule 1.7 and not paid by Seller by the wages to be paid by PC Buyer to each Transferred Provider and Administrative Staff hired by PC Buyer. The sum of such calculations (collectively the “Accrued PTO Adjustment”) shall be deducted from the Purchase Price at Closing.

1.8 Excluded Liabilities. The Assumed Liabilities shall specifically exclude, and the parties agree that none of the Acquirors hereby assumes or at any time hereafter shall become liable for, any Liabilities of any kind of the Seller, Owner, or any of their Affiliates other than the Assumed Liabilities. Such excluded liabilities include any Liabilities of any kind relating to the Business or its operation prior to the Closing, whether or not such Liabilities arise or are asserted after the Closing (including without limitation any Liability of Seller related to the provision of items and services to beneficiaries of the Medicare, Medicaid, or other health care programs, or to billing for the provision of such items and services to any payor, or in connection with any Employee Benefit Plan (as defined in Section 8.9) or accrued but unpaid benefits (including bonuses for Transferred Providers accrued prior to Closing), or relating to the H1-B or J-1 visa status of any employee or contractor while under the employ of or contract with Seller, or to any current or former owner, employee, or contractor of Seller, or with respect to any Tax for any period prior to Closing) other than the Assumed Liabilities (the “Excluded Liabilities”).

1.9 Transfer Taxes. Seller shall be responsible for and shall pay on the Closing, or when due, whichever is later, all transfer taxes incurred, if any, solely by virtue of the transfer by Seller of the Purchased Assets to Acquirors as contemplated by this Agreement. Seller shall prepare, in accordance with all applicable laws, regulations, or other requirements, and each party, as appropriate, shall in a timely manner sign and swear to any return, certificate, questionnaire, or affidavit properly prepared as to any matter within such party’s knowledge required in connection with the payment of any such tax.

1.10 Closing. Subject to the conditions set forth in this Agreement, the purchase and sale of the Purchased Assets pursuant to this Agreement (the “Closing”) shall take place, to the extent such Closing cannot take place through the electronic exchange of signatures, at the offices of IPC The Hospitalist Company, Inc., 4605 Lankershim Boulevard, Suite 617, North Hollywood, CA 91602 at 12:00 o’clock noon local time, within two (2) business days after the conditions set forth in ARTICLE II have been satisfied, but no later than October 1, 2013, or at such other time, place and date as shall be mutually agreed on in writing by Acquirors and Selling Group. The date on which the Closing occurs is identified as the “Closing Date” and the Closing shall be deemed to be effective as of 12:01 a.m. Eastern Daylight Saving Time on the Closing Date. The Closing Date may be extended as set forth in Section 1.10(c).

(a) At the Closing, (i) Seller shall sell, assign, convey, transfer, and deliver (A) to Buyer good and marketable title to all of the Acquired Assets; (B) to PC Buyer good and marketable title to all of the PC Acquired Assets; and (ii) Seller shall execute and deliver to Acquirors (A) the Assignment and Assumption Agreement; and (B) the Seller Noncompetition Agreement in favor of PC Buyer executed by Seller; (iii) Owner shall execute and deliver to Acquirors the Owner Noncompetition Agreement in favor of PC Buyer; and (iv) Owner and Seller shall deliver such other assignments, certificates, and other instruments and documents as may be required to be delivered by Seller at or prior to the Closing or as may be reasonably requested by Acquirors.

(b) At the Closing, (i) each of the Acquirors shall accept and purchase the applicable Purchased Assets from Seller and in consideration therefor shall (A) pay the Closing Payment, or the Adjusted Closing Payment, as applicable, in Immediately Available Funds; (B) execute and deliver the Assignment and Assumption Agreement; and (C) deliver to Seller all certificates and other instruments and documents as may be required to be delivered by any of the Acquirors hereunder at or prior to the Closing or as may be reasonably requested by Seller.

(c) The Parties contemplate that the Closing Date will be September 1, 2013, with a Pre-Closing Date of August 30, 2013. If, on the Pre-Closing Date: one or more conditions to Closing in Article II have not been satisfied; all of the unsatisfied conditions have not been waived by the Party or Parties entitled to waive them; and if this Agreement has not otherwise been terminated; then either the Seller or the PC Buyer may extend the Closing Date to October 1, 2013, by notice given via e-mail before 5:00 p.m. (Eastern time) on August 30, 2013.

1.11 Records. After the Closing, Acquirors and their Affiliates and each of their respective authorized agents and representatives (including accountants, consultants, counsel, and other advisors) shall have access to all books, ledgers, files, records, manuals, documents, and other materials and information relating to the Business as it was conducted prior to the Closing, and the right to review, copy, and audit such books, ledgers, files, records, manuals, documents, and other materials and information, at Acquirors’ expense, so long as Seller maintains such items, which shall in no event be less than three (3) years after the Closing or such longer period as Seller may be required by Law to maintain same. Access to records shall be subject to applicable privacy laws.

ARTICLE II

CONDITIONS TO CLOSING

2.1 Conditions to Acquirors’ Obligations. Acquirors’ obligations to consummate the transactions contemplated by this Agreement are subject to, unless waived in writing by Acquirors, satisfaction of the following conditions:

(a) a certificate of the President or other authorized official of Seller, in form and substance satisfactory to Acquirors, shall be delivered to Acquirors at the Closing certifying that (i) the individual signing such certificate has the authority to bind Seller; (ii) each of the representations and warranties of Seller set forth in ARTICLE III are true and correct in all material respects at and as of the Closing Date; (iii) all agreements, undertakings, and obligations to be performed or complied with by the Selling Group as of or prior to the Closing Date, unless waived in writing, have been duly performed or complied with in all material respects, to the extent applicable, by each member of the Selling Group in accordance with the terms of this Agreement; and (iv) all of the conditions set forth in Section 2.1 have been satisfied in all respects, unless waived in writing by Acquirors, at or prior to the Closing Date;

(b) a certificate of the Secretary of Seller, in form and substance reasonably satisfactory to Acquirors, shall be delivered to Acquirors at the Closing certifying that (i) attached thereto are true and correct copies of the resolutions duly and validly adopted by Seller authorizing the execution and delivery of this Agreement and its Exhibits and Schedules and the consummation of the transactions contemplated hereby and thereby, and (ii) each member of Seller, as required by Law and the organizational documents of Seller, has consented to and authorized the execution and delivery of this Agreement, its Exhibits and Schedules, and the Seller Noncompetition Agreement (as defined below) and the consummation of the transactions contemplated hereby and thereby;

(c) Seller shall enter into a noncompetition agreement with PC Buyer, in substantially the form of Exhibit D (“Seller Noncompetition Agreement”);

(d) Owner shall enter into a noncompetition Agreement with PC Buyer in substantially the form of Exhibit E (“Owner Noncompetition Agreement”) (the Owner Noncompetition Agreement and Seller Noncompetition Agreement collectively referred to as the “Noncompetition Agreements”);

(e) As of the Closing, no more than Twenty-Five Percent (25%) of the FTE Providers working for Seller prior to Closing and as listed in Schedule 3.7, shall have submitted their notice of resignation, termination of employment or refusal to accept PC Buyer’s offer of employment, which notices or refusals have not been revoked, or such Providers have not been replaced by appropriate qualified Providers following the efforts of the Parties described in Section 5.2(a) below;

(f) As of the Closing, no more than Fifty Percent (50%) of the administrative personnel working for seller prior to Closing (the “Administrative Personnel”) and identified on Schedule 3.7 shall have submitted their notice of resignation, termination of employment or refusal to accept Buyer’s offer of employment, which notices or refusals have not been revoked, or such Administrative Personnel have not been replaced by appropriate qualified administrative personnel, following the efforts of the Parties similar to those described in Section 5.2(a) below with respect to Providers. In the event that the Administrative Personnel or appropriate replacement administrative personnel have not accepted Buyer’s offer of employment, Selling Group shall provide administrative support by appropriate qualified administrative personnel for a period of at least ninety (90) days post-Closing;

(g) Seller shall have obtained the consents necessary to transfer the Brockton Neighborhood Health Clinic agreement to the Acquirors on terms reasonably acceptable to the Acquirors;

(h) No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of the transactions contemplated by this Agreement; (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation; or (iii) affect adversely the right of Acquirors to own the Purchased Assets and operate the Business and no such injunction, judgment, order, decree, ruling, or charge shall be in effect;

(i) All actions to be taken by Seller and Owner in connection with the consummation of the transactions contemplated hereby and all certificates, instruments, and other documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to Acquirors;

(j) Seller shall provide Acquirors with a copy of a certificate of existence or good standing for Seller dated within thirty (30) business days prior to the Closing Date for each jurisdiction in which Seller conducts business;

(k) Seller and Owner shall have executed this Agreement, its Exhibits and Schedules, as applicable, and such other agreements contemplated herein to which Seller and Owner are party and delivered such executed documents to Acquirors, as applicable;

(l) No statute, rule, regulation, ruling, consent, decree, judgment, injunction or order shall be enacted, promulgated, entered or enforced by any court or governmental authority which would prohibit consummation by the parties hereto of the transactions contemplated hereby;

(m) Acquirors shall have received from counsel to Selling Group an opinion letter in a form mutually agreed upon by the parties, addressed to Acquirors, dated as of the Closing Date;

(n) All obligations and covenants required by this Agreement to be performed or to be complied with by Seller on or prior to the Closing Date shall have been duly performed or complied with in all material respects;

(o) Seller shall not have suffered a Material Adverse Effect;

(p) PC Buyer shall have entered into a Master Hospitalist Services Agreement (the “Master Agreement”) in substantially the form of Exhibit F, for services to be provided at Carney Hospital, Good Samaritan Medical Center, Merrimack Valley Hospital, Nashoba Valley Medical Center, Norwood Hospital, Quincy Medical Center, St. Elizabeth’s Medical Center, New England Sinai Hospital (Stoughton Campus, Tufts Campus, and Carney Campus), and Morton Hospital. The total compensation under the Master Agreement shall be Six Million Dollars ($6,000,000) annually, and up to an additional Two Million Dollars ($2,000,000) in reimbursement for Temporary Provider Expenses (as defined in the Master Agreement) during the first year of the Term. The Parties shall complete Exhibits 1-B though 1-J to the Master Agreement, including the compensation related to the services provide at each hospital, prior to Closing; and

(q) PC Buyer shall have entered into a participating provider agreement with Steward Health Care Network, Inc. which shall entitle PC Buyer to participate with each of the material payors related to the Business, for all of PC Buyer’s providers who practice within at the hospitals listed in the Master Agreement and at rates and terms no less favorable that the rates currently received by Seller.

2.2 Conditions to Seller’s Obligations. Seller’s obligations to consummate the transactions contemplated by this Agreement are subject to, unless waived in writing by Seller, satisfaction of the following conditions:

(a) a certificate of the President of Buyer and a certificate of the President of PC Buyer in form and substance reasonably satisfactory to Seller, shall be delivered to Seller at the Closing certifying that (i) the individual signing such certificate has the authority to bind Buyer and PC Buyer; (ii) each of the representations and warranties set forth in ARTICLE IV are true and correct at and as of the Closing Date; (iii) all agreements, undertakings and obligations to be performed or complied with by each Acquiror as of or prior to the Closing Date, unless waived in writing, have been duly performed or complied with by each Acquiror in accordance with the terms of this Agreement; and (iv) all of the conditions set forth in this Section 2.2 have been satisfied at or prior to the Closing Date;

(b) a certificate of the Secretary of Buyer and the Secretary of PC Buyer, in form and substance reasonably satisfactory to Seller, shall be delivered to Seller at the Closing certifying that attached thereto are true and correct copies of the resolutions duly and validly adopted by each Acquiror authorizing the execution and delivery of this Agreement and its Exhibits and Schedules and the consummation of the transactions contemplated hereby and thereby;

(c) Acquirors shall have delivered to Seller each of the items required to be so delivered, and shall have made the payment required to be made to Seller, pursuant to Section 1.4(a) at or prior to the Closing Date;

(d) each of the Acquirors shall have executed this Agreement, its Exhibits and Schedules, the Noncompetition Agreements and such other agreements contemplated herein to which such Acquiror is a party and shall have delivered such executed documents to Seller;

(e) all actions to be taken by Acquirors in connection with the consummation of the transactions contemplated hereby and all certificates, instruments, and other documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to Seller;

(f) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of the transactions contemplated by this Agreement; or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, and no such injunction, judgment, order, decree, ruling, or charge shall be in effect;

(g) PC Buyer shall enter into a noncompetition agreement with Seller, in substantially the form of Exhibit G (“PC Buyer Noncompetition Agreement”);

(h) PC Buyer shall enter into a Subcontractor Agreement with Seller under which PC Buyer shall provide hospitalist services to the Quincy campus of Radius Specialty Hospital, upon mutually-acceptable terms; and

(i) Seller shall have received from counsel to Acquirors an opinion letter in a form mutually agreed upon by the parties, addressed to Seller, dated as of the Closing Date.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLER

In order to induce each of the Acquirors to enter into this Agreement and to purchase the Purchased Assets, Seller and, to the extent expressly stated below, Owner, hereby represents and warrants to each of the Acquirors all of the matters set forth in this ARTICLE III; any exceptions to such representations and warranties shall be set forth in a disclosure schedule specifying in each case to which section of ARTICLE III such exceptions apply (the “Disclosure Schedules”). Any disclosure specifically identified in any section of the Disclosure Schedules shall be deemed disclosed on all applicable schedules of the Disclosure Schedules.

3.1 Organization. Seller is a not-for-profit corporation, duly organized, validly existing and in good standing under the laws of its state of formation, and has all requisite power and authority to own, lease and operate its properties and to carry on the Business as now being conducted. Neither the ownership of its properties nor the operation of its Business requires Seller to be qualified in any jurisdiction other than its state of formation. Owner holds all of the outstanding interest of Seller, and no other Person has any equity interest or ownership interest whether direct, indirect, or derivative, in Seller.

3.2 Authority Relative to this Agreement. Seller has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by Seller, and no other actions on the part of any Person is necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Seller and constitutes a valid and binding agreement, enforceable against Seller in accordance with its terms, except as such agreement may be limited by the availability of equitable remedies, or by bankruptcy, insolvency, or other Laws affecting the enforcement of creditors’ rights.

3.3 Malpractice Tail Coverage. Seller has procured, or will make arrangements to procure prior to Closing, professional malpractice tail coverage, in accordance with Section 5.8, for a professional malpractice tail policy or an occurrence based policy under Seller’s malpractice insurance, covering each of the Transferred Providers for all periods prior to the Closing, in accordance with Section 5.8 herein. On or prior to Closing, Seller will provide evidence of such coverage satisfactory to Acquirors.

3.4 Consents. Seller has obtained, or will prior to Closing obtain, any third party consents or other material agreements necessary for Selling Group’s consummation of the transactions contemplated by this Agreement, including without limitation the execution of the Master Agreement;

3.5 No Violation. Neither the execution and delivery of this Agreement by Owner or Seller nor the consummation by Owner or Seller of the transactions contemplated hereby will: (i) conflict with or result in any breach of any provision of the Articles of Incorporation, Bylaws, or other governing documents of such entity; (ii) conflict with, result in any breach of any provision of, or constitute a default or permit any Person to terminate, accelerate the performance required by, or accelerate the maturity of, any indebtedness or other obligation relating to any member of the Selling Group or the Purchased Assets under any contract or agreement of any kind to which any of the foregoing is a party or to which any member of the Selling Group or any of them or any of the Purchased Assets is subject; (iii) violate or conflict with any Law to which Seller or any of the Purchased Assets is subject; or (iv) result in the creation or imposition of any Lien on any property of any member of Seller (including the Acquired Assets or the PC Acquired Assets).

3.6 Purchased Assets. Upon consummation of the transactions contemplated by this Agreement, Acquirors will acquire good and marketable title to the Purchased Assets, including the Tangible Assets, free and clear of all Liens, except for Liens imposed by statute securing the payment of Taxes which are not due as of the Closing Date and are listed in Schedule 3.6 of the Disclosure Schedules. None of the Purchased Assets constitute tangible assets.

3.7 Employees. All of Seller’s Providers working in the Business are employees and none are independent contractors (other than certain Providers leased to Seller from the Brockton Neighborhood Health Clinic). An accurate and complete list of all employees of Seller (including said leased Providers and also including candidates with extended offers) who provide services as part of Seller’s Business (other than billing staff and general administrative personnel) is set forth in Schedule 3.7. Except as listed in Schedule 3.7, all of Seller’s employed Providers who provide services as part of the Seller’s Business, have active privileges for their current work location and the proper H1-B or J-1 visas, as applicable. Seller has not made any written or oral promise to any employee or independent contractor regarding a guarantee of employment with PC Buyer, any increase in his or her annual fees, compensation, bonuses, benefits, or any severance or similar payments in connection with such employee’s or candidate’s employment or continued employment with PC Buyer, and all Accrued PTO is set forth in Schedule 1.7, which Schedule shall be completed prior to Closing. At or prior to Closing, Seller shall provide notice of assignment of each employment agreement to PC Buyer to its Provider employees who will work for PC Buyer after Closing, and a notice of termination to its employees who will not work for Seller, PC Buyer or PC Buyer’s Affiliate after Closing. Seller shall be responsible for any obligations or payments to such Providers related to or arising from Providers’ employment prior to Closing, including without limitation those bonuses earned by the Providers for the current fiscal year which are listed on Schedule 3.7 and which Seller will pay to the Providers when due. Except as listed in Schedule 3.7, no employee or candidate of Seller terminated through the Closing Date is entitled to any severance payments, termination allowance, or similar payments as a result of such termination that will continue beyond the

Closing Date and Selling Group shall be responsible for the payment of all such obligations. For the Providers listed in Schedule 3.7, Seller has provided Acquirors with complete copies of the collaboration agreements between nurse practitioner Providers and physician Providers, and credentialing files of all Providers (subject to applicable confidentiality laws and the Massachusetts peer review privilege). All Providers employed by Seller (including the leased Providers) who will be employed by PC Buyer as of the Closing Date meet following criteria:

(a) For all Providers, except as listed in Schedule 3.7, (i) each Provider (A) is actively enrolled in the Medicare and Medicaid programs and all Medicare and Medicaid billings for such Provider have been properly submitted under the Provider’s UPIN number(s) with Seller; (B) is not currently excluded, debarred, or otherwise ineligible to participate in federal health care programs (as defined at 42 U.S.C. § 1320a-7b(f)), (C) has never been convicted of a criminal offense related to the provision of health care items or services but has not yet been excluded, debarred, or otherwise declared ineligible to participate in federal health care programs; and (ii) there are no circumstances which may result in the exclusion of Seller or any Provider from participation in any federal health care program;

(b) For each Provider who is a physician, to the best of Seller’s knowledge such Provider (i) is in compliance with all applicable Laws related to the practice of medicine, including those promulgated by the Massachusetts Board of Registration in Medicine; and (ii) has a valid Drug Enforcement Agency registration number;

(c) For each Provider who is a nurse practitioner, to the best of Seller’s knowledge such nurse practitioner (i) is in compliance with all applicable Laws related to nursing practice, including those promulgated by the Massachusetts Board of Registration in Nursing; and (ii) in compliance with the Medicare regulations, is certified as a nurse practitioner by a national certifying body that is recognized as such by the Medicare program; and

(d) For each Provider who is a physician assistant, to the best of Seller’s knowledge such physician assistant is (i) in compliance with all applicable Laws related to the scope of practice of a physician assistant, including those promulgated by the Massachusetts Board of Registration in Medicine; (ii) is in compliance with the Medicare regulations; and (iii) has a valid Drug Enforcement Agency registration number.

3.8 ERISA; Benefit Plans.

(a) Schedule 3.8(a) contains a true and complete list of each Employee Benefit Plan.

(b) Each Employee Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and applicable Law and administrative or governmental rules and regulations, including ERISA and the Code, except to the extent any noncompliance would not reasonably be expected to result in any liability upon the Acquirors. Except as otherwise set forth in Schedule 3.8(b), other than routine claims for benefits, there are no actions, audits, investigations, suits, or claims pending or, to the Knowledge of the Seller, threatened, against any of the Employee Benefit Plans or any fiduciary thereof or against the assets of the Employee Benefit Plans.

(c) Except as otherwise set forth in Schedule 3.8(c), all benefits, contributions and premiums relating to each Employee Benefit Plan have been timely paid in accordance with the terms of such Employee Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Employee Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with generally accepted accounting principles.

(d) With respect to each Employee Benefit Plan: (i) no such plan is a Multi-employer Plan; and (ii) no such plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).

(e) Except as otherwise set forth in Schedule 3.8(e), neither Seller nor Owner has any Liability or potential Liability with respect to any Employee Welfare Benefit Plan (as defined in ERISA §3(1)) providing medical, health, or life insurance or other welfare-type benefits for any individual (other than in accordance with COBRA or applicable state law), and including any arrangement involving post-termination or retiree welfare benefits.

3.9 Contracts and Arrangements. Schedule 3.9 sets forth all of the contracts to which Seller or Owner is a party relating to the Business or the Purchased Assets, including without limitation and for the avoidance of doubt, the following:

(a) any agreement (or group of related agreements), either oral or written, under which Seller has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, or any arrangement under which Seller or Owner or a third party has imposed a Lien on any of the Purchased Assets that will remain in place after the Closing;

(b) any credit agreements or lines of credit relating to the Business under which the approval of a third party is required to consummate the transactions contemplated by this Agreement;

(c) any agreement which is proposed to be transferred pursuant to this Agreement and will require consent to assign by any third party;

(d) any agreement related to Intellectual Property of Seller or Owner relating to the Seller’s Business; and

(e) any agreement entered into by the Seller or its Affiliate(s) with the Attorney General of the Commonwealth of Massachusetts in connection with the purchase of assets of Caritas Christi, or in connection with any other acquisition by Seller or its Affiliate(s), to the extent such agreement affects the Business or Purchased Assets, or the transactions contemplated by this Agreement.

Except as set forth on Schedule 3.9, there are no oral agreements to which Seller is a party relating to the Business or the Purchased Assets and, with respect to each agreement: (x) the agreement, with respect to Seller or Owner, is legal, valid, binding, enforceable, free and clear of any Lien, and will remain in full force and effect on its terms following the consummation of the transactions contemplated hereby; (y) neither the Seller nor the Owner nor, to Seller’s Knowledge, the other party(ies) thereto, is in breach or default, and no event has occurred, or will occur as a result of the transactions contemplated hereby, which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (z) neither Seller nor Owner nor, to the Seller’s Knowledge, the other party(ies) thereto, have repudiated any provision of the agreement. Complete and accurate copies of all written contracts and related amendments to which Seller is a party relating to the Business or the Purchased Assets have been provided to Acquirors prior to Closing, other than the third party payor agreements, which will not be provided. Seller shall before the Closing provide Acquirors with copies of all Clinical Service Agreements held by Seller, Owner, or any Provider relating to Seller’s Business and the Purchased Assets. Each Clinical Service Agreement is in compliance with all Laws.

3.10 Legal Proceedings, Etc. Except as provided in Schedule 3.10 of the Disclosure Schedule, there is no claim, suit, action, proceeding, arbitration, mediation or other dispute pending or, to Seller’s Knowledge, threatened affecting the Business of Seller or against Seller affecting any of the Purchased Assets, or against Seller or Owner which could reasonably be expected to affect the enforceability of any provisions in this Agreement or the ability of the parties to consummate the transactions contemplated by this Agreement before any court, governmental or regulatory authority or body, or any arbitral body. With respect to the Business, Seller is not subject to any outstanding order, investigation, writ, injunction or decree that would have a Material Adverse Effect.

3.11 Compliance with Laws. Except as set forth in Schedule 3.11, Seller has conducted the Business in compliance with all applicable Laws, including all applicable Laws respecting Medicare and Medicaid, 42 U.S.C. § 1320a-7b(b) (the “Anti-Kickback Statute”), 42 U.S.C. § 1395nn (the “Stark Law”), the Health Insurance Portability and Accountability Act as amended by the Health Information Technology for Economic and Clinical Health (“HITECH Act”) and the privacy and security standards set forth at 45 C.F.R. Parts 160 and 164 (collectively “HIPAA”), the corporate practice of medicine (243 CMR 2.07 922)), employment (including the appropriate classification of employees and independent contractors), employment practices, terms and conditions of employment and wages and hours (including severance and termination), civil rights, Taxes, and filing requirements of any kind, and neither Seller nor any Owner has not received any notice of noncompliance with or violation of any applicable Law in connection with the Business. With respect to the Business, no member of the Selling Group is (nor is aware that it is) currently under investigation by any governmental agency or organization (or any entity with legal authority to conduct an investigation on behalf of same) regarding compliance with the statutes and regulations governing the provision of items and services to beneficiaries of any federal or state healthcare program, or by any commercial third-party payor, or any governmental agency or organization (or any entity with legal authority to conduct an investigation on behalf of same), in connection with the provision of healthcare items and services to patients who are covered by such third-party payor.

3.12 Licenses and Permits. There are no licenses, approvals, certificates of inspection, filings or other authorizations issued to, held or used by Seller, or for which Seller has applied, that are transferrable and necessary for the continued operation of the Business by Acquirors. Seller shall cooperate with Acquirors to facilitate Acquirors’ obtaining all necessary permits and licenses in connection with the operation of the Business effective as of the Closing Date.

3.13 Taxes.

(a) Seller and Owner have filed all Tax Returns that they were required to file under applicable laws and regulations, or have filed extensions as permitted by Law. All such Tax Returns were correct and complete in all respects and were prepared in compliance with all applicable laws and regulations. All Taxes due and owing by (or with respect to the operations of) Seller or Owner (whether or not shown on any Tax Return) have been paid. Adequate amounts for unpaid Taxes of Seller have been reserved and set aside for payment of such Taxes. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of Purchased Assets.

(b) Seller has withheld and paid all Taxes required to have been withhold and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, member or other third party in connection with the Business.

(c) Seller is not a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code § 280G (or any corresponding provision of state, local or foreign Tax law) to any Transferred Provider or other employee who will work for any Acquiror or an Affiliate of an Acquiror after the Closing.

3.14 Financial Information. Seller’s unaudited financial information with respect to the Business provided by the Seller to Acquirors is true, accurate, complete in all material respects, and is consistent with past practices of Seller, consistently applied, subject to such adjustments as would customarily be made after audit. From January 2013 through June 2013, Seller’s Business, on a Pro Forma basis, generated approximately Twenty Million and One Hundred Thousand Dollars ($20,100,000) in annualized total revenues and approximately eleven thousand one hundred (11,100) monthly patient encounters.

3.15 Leased Real Property. There is no real estate used to render medical services in the operation of the Business other than access to Facilities to perform clinical services in the Facilities.

3.16 Broker Fees. There are no broker’s or finder’s fees or obligations due to any persons engaged by Seller in connection with the transactions contemplated by this Agreement except which shall be borne by Seller and paid at closing.

3.17 Interim Conduct of Business. Since June 5, 2013, through the date hereof, Seller has caused the operations of Seller to be carried on in the normal course of business, diligently and lawfully, and in substantially the same manner as they previously were carried out. Since June 5, 2013, Seller has not suffered the existence or allowed the creation of any Liens of any nature on Seller’s property or assets, except in the ordinary course of business or as set forth in Schedule 3.17. Seller has not (a) engaged in any activities or transactions which are outside the ordinary course of business of Seller as conducted prior to and as of June 5, 2013; or (b) altered or taken any action to alter Seller’s relationships with its suppliers, employees, independent contractors, Facilities, patients, referral sources, or third party payors that would have a Material Adverse Effect.

3.18 Undisclosed Material Liabilities. As of the date of this Agreement, there are no Liabilities of Seller associated with the Business of a nature required to be reflected on a balance sheet prepared in accordance with cash basis accounting other than liabilities reflected in the Financial Statements, or which would have a Material Adverse Effect.

3.19 Certain Payments.

(a) Except as set forth in Schedule 3.19 hereto, and with respect only to the conduct and operation of the Business, neither Seller, nor Owner, nor to Seller’s Knowledge, any partner, manager, officer, agent, or employee of Seller or any other person associated with or acting for or on behalf of Seller, has directly or indirectly (i) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any person, private or public, regardless of form, whether in money, property, or services (A) to obtain favorable treatment in securing business; (B) to pay for favorable treatment for business secured; (C) to obtain special concessions or for special concessions already obtained for or with respect to Seller; or (D) which is in violation of any legal requirements; (ii) established or maintained any fund or asset that has not been recorded in the books and records of Seller; or (iii) been a party to, or the beneficiary of, any agreement, contract, understanding, or business venture (whether oral or in writing) with any person or entity which violates the Anti-Kickback Statute or the Stark Law, any other state, federal or local law governing the referral of, or inducements to, patients, any regulation promulgated pursuant to any of the foregoing, or any court or administrative order to any of the foregoing.

(b) Except as set forth in Schedule 3.19 hereto, and with respect to only the conduct and operation of the Business, (i) all claims submitted by Seller for reimbursement to third party payors (including, but not limited to, governmental payors) are true, complete and accurate; (ii) no claims for recoupment of moneys paid to Seller have been asserted or are outstanding from third party payors (other than normal adjustments of claims in the ordinary course of business); (iii) the billing practices of Seller are in material compliance with all applicable Laws and consistent with industry standards; (iv) no billing audits or audits by recovery audit contractors have occurred within three (3) years prior to the date hereof nor are any such audits currently ongoing, noticed to Seller or, to Seller’s Knowledge, threatened; (v) no inquiries or complaints regarding quality of medical services rendered by Seller have been received by Seller, other than normal inquires and individual patient complaints in the ordinary course; and (vi) all overpayments to Seller from Medicare, Medicaid and other government payers have been timely repaid by Seller in accordance with Section 1128J(d) of the Social Security Act and other applicable Law.

3.20 Intellectual Property. Schedule 3.20 lists all of the Intellectual Property of Seller used or held for use in the Business except for commercially available software utilized in the ordinary course of business functions (“Routine Software”). The Intellectual Property owned by Seller for use in the Business is free and clear of all Liens. To Seller’s Knowledge, the use of the Intellectual Property in the Business does not infringe upon the intellectual property rights of any Person and no claim has been made regarding the Intellectual Property that its use infringes upon the intellectual property rights of any third party.

3.21 Designated Health Services. If Seller has provided any “designated health services” as such term is defined in the Stark Law, Seller has at all times operated as a “group practice” as defined in 42 C.F.R. § 411.352 and has provided such designated health services in accordance with the “in-office ancillary services” exception set forth at 42 C.F.R. § 411.352 or other applicable provisions of the Stark Law.

3.22 Not Misleading. The representations and warranties contained in this ARTICLE III do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in ARTICLE III not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF ACQUIRORS

In order to induce Selling Group to enter into this Agreement and to sell the Purchased Assets, each of the Acquirors represents and warrants to Selling Group all of the matters set forth in this ARTICLE IV; any exceptions to such representations and warranties shall be set forth in a Disclosure Schedules specifying in each case to which section of ARTICLE IV such exceptions apply. Any disclosure specifically identified in any section of the Disclosure Schedules shall be deemed disclosed on all applicable schedules of the Disclosure Schedules.

4.1 Organization of Acquirors. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of its state of formation and state of operations and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. PC Buyer is a professional medical corporation duly organized, validly existing and in good standing under the Laws of its state of formation and state of operations and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

4.2 Authority Relative to this Agreement. Each of the Acquirors is qualified to do business in the Commonwealth of Massachusetts and has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by each Acquiror, and no other proceedings on the part of the Acquirors are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Acquirors and constitutes a valid and binding agreement of each

Acquiror, enforceable against the Acquirors in accordance with its terms, except as such agreement may be limited by the availability of equitable remedies or by bankruptcy, insolvency or other Laws affecting the enforcement of creditors’ rights.

4.3 No Violation. Neither the execution and delivery of this Agreement by the Acquirors nor the consummation of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the Articles of Incorporation, Bylaws or other similar governing documents of the Acquirors; (ii) to Acquirors’ Knowledge, conflict with, result in any material breach of any provision of, or constitute a default or permit any Person to terminate, accelerate the performance required by, or accelerate the maturity of, any indebtedness or other obligation relating to any of the Acquirors under any contract or agreement of any kind to which any of the foregoing is a party or to which any Acquiror is subject; or (iii) to Acquirors’ Knowledge, violate or conflict with any Law to which any Acquiror or any of its properties is subject.

4.4 Legal Proceedings, Etc. There is no claim, suit, action, proceeding, arbitration, mediation or other dispute pending or, to Acquirors’ Knowledge, threatened, which could reasonably be expected to affect the enforceability of any provision in this Agreement before any court, governmental authority or any arbitral body.

4.5 Broker Fees. Selling Group shall not be responsible for any broker’s or finder’s fees or obligations due to any persons engaged by Acquirors, or any of their Affiliates, employees, representatives or agents in connection with the transactions contemplated by this Agreement.

4.6. Not Misleading. The representations and warranties contained in this ARTICLE IV do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in ARTICLE IV not misleading.

ARTICLE V

COVENANTS OF THE PARTIES

5.1 Further Assurances. Subject to the terms and conditions of this Agreement, each of the parties agrees to use its best efforts at its own expense (unless otherwise provided in this Agreement) to take, or cause to be taken, all action and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement. Seller and Owner shall cooperate with Acquirors and assist Acquirors in the transition of the Business to Acquirors for at least six (6) months following the Closing in accordance with a mutually-agreeable transition plan and/or on an as-needed basis, including answering questions, facilitating the employment of those of Seller’s employees and/or independent contractors which Acquirors choose to employ subsequent to Closing, facilitating prompt collections of its accounts receivable, introducing Acquirors to the medical community and Seller’s suppliers and service providers, assisting PC Buyer in contracting with Seller’s third party payors, and such other actions as Acquirors may reasonably request. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties, as applicable, shall take all such necessary action as may reasonably be requested by the other party.

5.2 Employment.

(a) Effective upon the Closing, PC Buyer shall accept assignment of the employment agreements with the physician Providers identified in Schedule 3.7. Prior to the Closing, PC Buyer shall offer employment to the part time physician Providers who do not have employment agreements and to the mid-level Providers (e.g., nurse practitioners and physician assistants) identified in Schedule 3.7 (collectively, the “Transferred Providers.”); provided that such employment offers to any full time employee who does not have an assigned employment agreement shall be made by written letter, with an initial rate of pay that is at least equal to that paid by Seller immediately prior to the Closing and otherwise provided on terms consistent with the terms of employment typically offered by Acquirors to similarly qualified and situated employees, no less than ten (10) days prior to the Closing. No lapse shall occur between the Closing Date and the effective date of a Transferred Provider’s contract or employment with PC Buyer. If any of the Transferred Providers submit their notice of termination of employment under the employment agreements or a refusal to accept PC Buyer’s offer of employment, then Seller and Acquirors will promptly exert their best efforts to seek a revocation of such resignation or an acceptance of the offer of employment through available and mutually-acceptable means, including without limitation the offer of stay-related bonuses or the employment of qualified replacement Providers. Seller and Acquirors shall share the costs of any Provider stay-related bonuses, bonus guarantees in excess of the Provider’s current salary with Seller, or any other incentives or alternative arrangements described in the foregoing sentence or otherwise related specifically to the transactions contemplated by this Agreement, if any, as mutually determined by PC Buyer and Seller and set forth in Schedule 5.2.

(b) Prior to the Closing, Acquiror or an Affiliate of Acquirors shall offer employment to the individuals identified in Schedule 3.7 (“Administrative Personnel”); provided that such employment offers shall be made by written letter, with an initial rate of pay that is at least equal to that paid by Seller immediately prior to the Closing, and otherwise on terms consistent with the terms of employment typically offered by Acquirors to similarly qualified and situated employees, no less than ten (10) days prior to the Closing. In the event any of the Administrative Personnel submit their notice of termination of employment, Seller and Acquirors will promptly exert their best efforts to seek a revocation of such resignation or an acceptance of the offer of employment through available and mutually-acceptable means, or to replace such Administrative Personnel with appropriate qualified administrative personnel. In the event that the Administrative Personnel or appropriate replacement administrative personnel have not accepted the offer of employment by Acquiror or an Affiliate of Acquirors, Selling Group shall provide administrative support by appropriate qualified administrative personnel for a period of at least ninety (90) days post-Closing.

(c) Effective as of the Closing Date, PC Buyer shall establish or make available, through itself or an Affiliate, to all of the Transferred Providers and Administrative Personnel, employee benefit plans (collectively “Acquirors’ Employee Plans”), in accordance with and subject to such Acquirors’ Employee Plans and the policies and procedures of PC

Buyer or its Affiliates. For purposes of eligibility to participate and vesting in the Acquirors Employee Plans provided by the Acquirors to such Transferred Providers and Administrative Personnel, but not benefit accrual, the Acquirors shall provide that the Transferred Providers and Administrative Personnel will be credited with their years of service with the Selling Group and any predecessors thereof. Subject to the terms of the relevant Employee Benefit Plan, the eligibility of any Transferred Providers and Administrative Personnel to participate in any welfare benefit plan or program of the Acquiror or its Affiliates shall not be subject to any exclusions for any pre-existing conditions or length of hire restrictions if such individual has met the participation requirements of similar benefit plans and programs of the Selling Group.]

(d) Certain physician Providers employed by Seller on a full time basis only provides services to the Business on a part-time basis (a “Split Time Physicians”). Other physician-Providers work only part time for Seller as part of the Business and do not perform other services for Seller (“Moonlighters”). In order to facilitate a smooth transition of services and to facilitate the Closing, PC Buyer shall lease the services of Split Time Physicians and Moonlighters from Seller for up to one hundred twenty (120) days after the Closing, in which event Seller will continue to employ such physicians, and PC Buyer shall reimburse Seller, on a monthly basis for all compensation and benefit costs (including without limitation employer taxes, unemployment, workers compensation, health insurance, and other costs of employment) incurred during the leasing period. Seller may also lease the services of mid-level Providers and Administrative Personnel on the same terms. PC Buyer shall have full supervisory control over any employee leased pursuant to this Section 5.2(d) and shall indemnify Seller from any claims arising from services performed by them during the leasing period in accordance with Article VI of this Agreement. PC Buyer shall have the sole right to file claims for the services of leased Providers and shall retain all resulting revenue.

(e) For a reasonable period of time following the Closing, the Seller or its Affiliates will assist PC Buyer and/or its Affiliates in its efforts to credential all of the Transferred Providers and the Providers employed by PC Buyer’s Affiliate and performing services at Morton Hospital (the “Morton Providers”). The Seller further agrees that, upon the request of PC Buyer and to the extent necessary, it will enter into a mutually-acceptable billing arrangement with PC Buyer under which the Seller will bill under the Seller’s provider group number and tax identification number any services provided by the Transferred Providers or the Morton Providers under the Master Agreement following the Closing. Such arrangement will remain in place until the Transferred Providers become properly credentialed and assigned to PC Buyer’s provider group number and tax identification number for purposes of reimbursement from payers. All claims and reimbursement received for such services being billed by the Seller under the billing arrangement will remain the sole property of, and be remitted to, PC Buyer.

5.3 Use of Purchased Assets. From and after the Closing, Seller shall not use, and acknowledges that it will have no right or license to use, the Purchased Assets in any manner.

5.4 Further Proceeds. Seller shall pay, upon receipt, to Acquirors any payments Seller may receive from third parties in respect of the operation of any Acquired Assets subsequent to the Closing and any payments against accounts receivable of Acquirors arising subsequent to the Closing or in connection with any services to be provided subsequent to the

Closing which come into possession of Seller. Seller shall pay, upon receipt, to PC Buyer any payments Seller may receive from third parties in respect of the operation of any PC Acquired Assets subsequent to the Closing Date and any payments against accounts receivable of PC Buyer arising subsequent to the Closing Date which come into the possession of Seller. Acquirors shall pay, upon receipt, to Seller any payments Acquirors may receive from third parties in respect of the operation of any Purchased Assets prior to the Closing Date and any payments against accounts receivable of Seller arising prior to the Closing Date (other than advances arising prior to the Closing Date in connection with services to be provided subsequent to the Closing Date).

5.5 Audit; Access To Financial Information. Subsequent to the Closing, the Seller shall take or cause to be taken all action reasonably necessary at Acquirors’ sole cost and expense to allow Acquirors’ accountants, employees and other representatives at reasonable times and in a manner which will not interfere with Seller’s business access to Seller’s facilities, books, records and personnel related solely to the Business in order that Acquirors may have full opportunity to make such inquiry as is necessary for the conduct and completion of a certified audit of Seller’s financial position, results of operation and cash flows related solely to the Business (“Financial Statements”) by the public accounting firm of Ernst & Young. The Seller agrees and acknowledges that Acquirors have the right to include the Financial Statements in any filings or disclosures requested or required by any financial institution, stock market or exchange, contract or by Law (collectively “Filings”) and agree to execute any consents required in connection with any such Filings.

5.6 Notice of Developments. Prior to the Closing, each party to this Agreement shall give prompt written notice to each other party of any act or omission causing a breach of any of its representations and warranties in ARTICLE III or ARTICLE IV, as applicable. No disclosure by any such party pursuant to this Section 5.6, however, shall be deemed to amend or supplement any disclosure the purpose of which is to limit the scope of or to prevent or cure any misrepresentation or breach of warranty, covenant, or any provision of this Agreement.

5.7 Public Announcements. Prior to the Closing, no party will issue or make any report, statements, or releases to the public with respect to this Agreement or the transactions contemplated hereby without the prior consent of the other parties. If any party is unable to obtain the approval of its public report, statement, or release from the other parties and such report, statement, or release is, in the opinion of legal counsel to such party, required by Law in order to discharge such party’s disclosure obligations, then such party may make or issue the legally required report, statement, or release on prior notice (with an advance opportunity of the other party to comment on a legally-required report, statement or release) and shall promptly furnish the other party with a copy thereof. After Closing, each party shall be permitted to issue a press release with respect to the transactions contemplated herein, provided that the press release has been approved in advance by the other party.

5.8 Tail Coverage. To the extent Seller does not provide professional malpractice insurance for itself and its Providers under an occurrence based policy, Seller shall provide evidence to Acquirors at or prior to Closing that Seller has acquired, or will acquire, in accordance with Section 1.3(c) herein, professional malpractice tail coverage, satisfactory to

Acquirors, at Seller’s sole expense, with respect to all Transferred Providers previously employed by Seller and employed by PC Buyer immediately after Closing. If Seller holds occurrence-based malpractice coverage and provides occurrence-based professional malpractice coverage to its Providers, Seller shall provide evidence of such policy (ies).

5.10 COBRA. Seller shall provide and continue to provide all continuation coverage under its, or its Affiliates’, group health plans required by ERISA, the Code and applicable Law for (a) Seller’s employees who terminate employment with Seller before the Closing Date and (b) Seller’s employees who terminate employment with Seller as of the Closing Date and whom an Acquiror does not immediately employ.

5.11 Kickbacks and Referrals.

(a) Notwithstanding anything that may be explicitly or implicitly suggested to the contrary in this Agreement, the parties shall not do any act prohibited by Section 1128B(b) of the Social Security Act. Without limiting the generality of the foregoing, neither Seller nor Owner shall have any duty whatsoever to refer any individual, or arrange for any individual to be referred, or recommend that any individual be referred, to PC Buyer for the furnishing or arranging for the furnishing of any item or service that may be paid for, in whole or in part, by a Governmental Payment (as defined below). No part of the consideration under this Agreement is in any way intended or offered to produce or accomplish any transaction or relationship that is prohibited by state or federal law and such an intention is vigorously disclaimed by all parties. For purposes hereof, a “Governmental Payment” shall mean any payment, in whole or in part, that is made under Title XVIII of the Social Security Act (commonly known as Medicare) or under a State health care program under the Social Security Act (including Medicaid and Titles V and XX).

(b) Seller and Acquirors shall comply with the Stark Law and its implementing regulations. In the event that Seller or Owner obtains an ownership interest or equity interest in an Acquiror or any of its Affiliates or any entity that an Acquiror or any of its Affiliates has a direct or indirect financial interest in and is in a position to refer any “designated health services” (as defined in 42 U.S.C. § 1395nn et seq.) from an entity in which Seller or Owner has a financial interest to such entity, such referral shall not be made without the prior disclosure to and approval of Acquirors. The ownership of a publicly traded security or mutual fund (as defined in 42 U.S.C. § 1395nn(c)) shall not be deemed an ownership or financial interest. No payment shall be made to Seller or Owner that is intended to induce or that shall require the recommendation or referral of any patient, directly or indirectly, to any entity owned by any Acquiror or any Affiliate of an Acquiror and further, is determined in any manner that takes into account the volume or value of business generated between the parties.

5.12 Operation of the Business until Closing. From the date of this Agreement through the Closing Date, Seller agrees to operate the Business in the normal course of business diligently, in compliance with all applicable Laws, and in substantially the same manner as the Business has been carried out through the date of this Agreement. From the date of this Agreement through the Closing Date, Seller shall not allow the creation of any Liens on the Purchased Assets, except as set forth in Schedule 3.17. Seller shall not (a) engage in any activities or transactions which are outside the ordinary course of business of Seller as conducted prior to and as of the date of this Agreement; or (b) alter or take any action to alter its relationships with its suppliers, employees, independent contractors, Facilities, patients, referral sources, or third party payors in such a way as to have a Material Adverse Effect.

5.13 No Solicitation of Alternate Transaction. Between the date of this Agreement and the Closing Date, Seller shall not, and shall ensure that, their respective directors, members, officers, partners, employees, independent contractors, consultants, counsel, accountants, investment advisors, and other representatives and agents shall not, directly or indirectly, solicit offers from, negotiate with, provide any nonpublic information to, enter into any agreement with, or in any manner encourage, accept, or consider any proposal of, any third party relating to the acquisition of the Business (except in the ordinary course of business), in whole or in part, whether through merger, consolidation, sale of substantial assets or of a significant amount of assets, sale of securities, liquidation, dissolution, or similar transaction involving Seller (each, a “Prohibited Transaction”). Seller shall promptly inform Acquirors of any such inquiry, the name of the third party making such inquiry and the terms of any proposal. In the event Seller enters into a Prohibited Transaction, Seller shall reimburse Acquirors for all of its costs and expenses related to the transactions contemplated by this Agreement, without limiting the other rights of Acquirors under any Law.

5.14 Fair Market Value. The parties intend to comply with the Anti-Kickback Statute, the Stark Law, and any other federal or state law provision governing fraud and abuse or self-referrals under the Medicare or Medicaid programs, as such provisions may be amended from time to time. The parties further intend that this Agreement comply with as many as reasonably practicable of the conditions for meeting the sale of practice safe harbor to the Anti-Kickback Statute, set forth in 42 C.F.R. § 1001.952(e), as such regulations may be amended. This Agreement shall be construed in a manner consistent with compliance with such statutes and regulations, and the parties hereto shall take such actions necessary to construe and administer this Agreement therewith. Each party represents and warrants on behalf of itself, that the aggregate benefit given or received under this Agreement in connection with the purchase and sale of the Acquired Assets, whether in cash or in kind, has been determined in advance through a process of arms-length negotiations that were intended to achieve an exchange of assets consistent with fair market value in the circumstances, and that any benefit given or received under this Agreement is not intended to induce, does not require, and is not contingent upon, the admission, recommendation, or referral of any patient, directly or indirectly to the other party and further, is not determined in any manner that takes into account the volume or value of business generated between the parties.

5.15 Marketing Materials. Prior to the Closing, Seller shall provide copies of all marketing materials, including web sites that refer to the Business. Within thirty (30) days after the closing, Seller shall remove any reference to the Business or the Purchased Assets from any and all websites and marketing materials of Seller and Seller’s Affiliates.

5.16 Access to Reports, Data, Etc. To the extent that the Intellectual Property of Seller is not transferred or licensed to Acquirors, the Selling Group agrees to provide PC Buyer with reasonable access following Closing to data, reports and other analytical information used or useful in assessing or monitoring the Business or the performance or quality of services of any of the Transferred Providers. If appropriate, the Selling Group agrees to consider providing to PC Buyer a mutually-acceptable license to any such Intellectual Property to permit PC Buyer to continue the monitoring of the Business and the performance of the Transferred Providers after the Closing.

ARTICLE VI

SURVIVAL; INDEMNIFICATION

6.1 Survival. All representations and warranties of Acquirors and each of the entities in the Selling Group contained in this Agreement shall survive the Closing and shall remain in full force and effect for a period of fifteen (15) months after the Closing; provided, however, that the representations and warranties in Sections 3.6 “Purchased Assets” (with respect to the representation as to title); 3.11 “Compliance with Law”; 3.13 “Taxes”; 3.18 “Certain Payments”; and 3.19 “Designated Health Services” will survive for the duration of the applicable statutory limitations period. Notwithstanding any right of any party to investigate fully the affairs of another party, as such affairs relate to the Business, and notwithstanding any knowledge of facts determined or determinable by any party pursuant to such investigation or right of investigation, each party has the right to rely fully upon the representations, warranties, covenants, agreements of any other party contained in this Agreement or in any certificate or other document delivered pursuant to or in connection with the transactions contemplated by this Agreement. Those covenants of Acquirors and each of the entities in the Selling Group that contemplate or may involve actions to be taken or obligations in effect after the Closing shall survive the Closing in accordance with their terms. Any claims for indemnification under this Section 6.1 must be made, if at all, within the applicable survival period set forth in this Section 6.1. The remedies under this Article VI shall be the sole remedies of the parties arising from any breach of a representation, warranty or covenant under this Agreement, except for those matters described in Section 6.3(c) below.

6.2 Indemnification. The parties to this Agreement shall indemnify each other as set forth below.

(a) Seller and Owner shall, jointly and severally, indemnify, defend, and hold harmless each of the Acquirors and each of Acquirors’ respective shareholders, officers, directors, employees, agents, and Affiliates, from and against any and all losses, damages, Liabilities, and claims (“Losses”) arising out of, based upon, or resulting from any or all of (i) the Excluded Liabilities; (ii) any inaccuracy as of the Closing, or at any time thereafter during the applicable survival period as specified in Section 6.1, of any representation or warranty of Seller which is contained in this Agreement or any document delivered in connection with or pursuant to this Agreement, including the Noncompetition Agreements; (iii) any Liability arising from or relating to any Liens, loans, or other forms of indebtedness of Seller or Owner; and (iv) any breach or nonfulfillment by Seller of any of its covenants, agreements or other obligations contained in or made pursuant to this Agreement. Seller shall reimburse Acquirors for any and all fees, costs, and expenses of any kind related to any Losses (including any and all

Legal Expenses (as defined below)) and, for purposes hereof, such fees, costs, and expenses shall be deemed to be Losses. “Legal Expenses” of a person shall mean any and all fees, costs, and expenses of any kind reasonably incurred by such person, including reasonable legal fees incurred in defending against any threatened or asserted claim.

(b) Acquirors shall, jointly and severally, indemnify, defend, and hold harmless each entity in the Selling Group and each such entity’s respective members, officers, directors, employees, agents, and Affiliates from and against any and all Losses arising out of, based upon or resulting from (i) any inaccuracy as of the Closing, or at any time thereafter during the applicable survival period as specified in Section 6.1, of any representation or warranty of any Acquiror which is contained in this Agreement or any document delivered in connection with or pursuant to this Agreement, including the Noncompetition Agreements; (ii) any material breach or nonfulfillment by any Acquirors of any of its covenants, agreements or other obligations contained in or made pursuant to this Agreement; (iii) any Liability arising after the Closing in connection with the use or operation of the Purchased Assets after the Closing, or other conduct of the Business, by Acquirors subsequent to the Closing; and (iv) any Assumed Liability. Acquirors shall reimburse Seller for any and all fees, costs and expenses of any kind related to any Losses (including, without limitation, any and all Legal Expenses) and, for purposes hereof, such fees, costs and expenses shall be deemed to be Losses.

(c) Promptly after receipt by any Person entitled to indemnification under this Section 6.2 (an “Indemnified Party”) of notice of the commencement of any action by a third party in respect of which the Indemnified Party will seek indemnification hereunder, or knowledge of an Indemnified Party of any basis for a claim for indemnification hereunder not involving a third party claim (and in no event more than forty five (45) days after receipt of such notice or the discovery of facts giving rise to such knowledge), the Indemnified Party shall notify each Person that is obligated to provide such indemnification (an “Indemnifying Party”) thereof in writing but any failure to so notify the Indemnifying Party shall not relieve it from any Liability that it may have to the Indemnified Party other than to the extent the Indemnifying Party is prejudiced thereby. With respect to a claim for indemnification involving an action brought by a third party and as to which the Indemnifying Party has acknowledged in writing its responsibility to provide indemnification pursuant to this Section 6.2, the Indemnifying Party shall be entitled to control the defense of such action with counsel reasonably satisfactory to the Indemnified Party; provided, however, that the Indemnifying Party shall actively and diligently pursue such defense on behalf of Indemnified Party, the Indemnified Party shall be entitled to participate in the defense of such claim and to employ counsel at its own expense to assist in the handling of such claim. The Indemnifying Party shall obtain the prior written approval of the Indemnified Party before entering into any settlement of such claim or ceasing to defend against such claim (with such approval not to be unreasonably withheld); and no Indemnifying Party shall consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a release from all Liability in respect of such claim. If the Indemnifying Party does not assume control of defense of such action as provided in this Section 6.2, the Indemnified Party shall have the right to defend such action in such manner as it may deem appropriate at the cost and expense of the Indemnifying Party, and the Indemnifying Party will reimburse the Indemnified Party therefor in accordance with this Section 6.2.

(d) In the event that the Indemnifying Party shall be obligated to indemnify the Indemnified Party pursuant to this Section 6.2, the Indemnifying Party shall, upon payment of such indemnity in full, be subrogated to all rights of the Indemnified Party with respect to the claims to which such indemnification relates.

(e) All indemnification or reimbursement payments required pursuant to this Agreement shall be made net of all insurance benefits actually received by the Indemnified Party. In the event that any claim for indemnification asserted hereunder is, or may be, the subject of any insurance coverage or other right to indemnification or contribution from any third Person, the Indemnified Party expressly agrees that it shall promptly notify the applicable insurance carrier of any such claim or loss and tender defense thereof to such carrier, and shall also promptly notify any potential third party indemnitor or contributor which may be liable for any portion of such losses or claims. The Indemnified Party agrees to pursue such claims diligently and to reasonably cooperate with each applicable insurance carrier and the reasonable costs and expenses of doing so shall be borne by the Indemnifying Party.

(f) Notwithstanding anything to the contrary contained in this ARTICLE VI, (i) an Indemnified Party shall not be entitled to maintain a claim for indemnification against any Indemnifying Party in respect of any Losses of any nature suffered or incurred by an Indemnified Party as a result of an Indemnified Party’s own negligence or willful misconduct, or as a result of any occurrence, matter, or thing, the occurrence, existence, or nondisclosure of which constitutes a breach or failure of any representation, warranty, covenant, or other obligation of any Indemnified Party hereunder; and (ii) any Losses which an Indemnifying Party may be obligated to pay to an Indemnified Party hereunder will be reduced by an amount equal to the tax benefit, if any, realized by an Indemnified Party as a result of such Losses (for purposes of determining the “tax benefit,” if any, the reasonable determination of the Indemnified Party’s independent certified public accounting firm will be binding and conclusive as to all parties hereto).

6.3 Limitation on Liability.

(a) Basket. The obligation to indemnify another party under this ARTICLE VI will only arise once the aggregate of such Losses incurred by the party seeking indemnification exceeds One Hundred Thousand Dollars ($100,000.00) (the “Basket Amount”). If the Basket Amount is met, the Indemnifying Party shall thereafter indemnify against and compensate and reimburse for the total aggregate of such Losses.

(b) Cap. The aggregate liability or obligation to indemnify another party under this ARTICLE VI shall not, in the aggregate, exceed Two Million Five Hundred Thousand Dollars ($2,500,000) (the “Cap”).

(c) Notwithstanding the foregoing, in no event shall Section 6.3(a), or Section 6.3(b) apply to any Losses suffered or incurred by Acquirors as a result, directly or indirectly, of any of the following: (i) any Liability arising out of, based upon, relating to, or resulting from any assessment, recoupment, offset, or Losses arising from or related to billing and claims related to pre-Closing activities, or any non-assumed contracts, arrangements, or agreement of Seller or any Provider, including medical director agreements or arrangements; (ii) any Liability arising from or relating to Seller’s or Seller’s Providers’ participation in any healthcare program which is or may be asserted before or after Closing related to pre-Closing activities, including but not limited audits, investigations, reviews, overpayments, damages, fines, penalties, and any prospective compliance obligations imposed on PC Buyer, including any claims of successor liability resulting from Seller’s operation of Business prior to Closing; (iii) any Liability for Taxes arising from pre-Closing activities; (iv) any Liability arising from or relating to any Liens, loans, lines of credit, or other forms of indebtedness of Seller; or (v) Seller’s willful and/or intentional misrepresentation or fraud.

(d) In no event shall a Party be liable to another Party for special, consequential or punitive damages.

ARTICLE VII

TERMINATION AND ABANDONMENT

7.1 Termination. This Agreement may be terminated and the transactions contemplated herein may be abandoned at any time prior to Closing only:

(a) by mutual consent of Acquirors, on the one hand, and Seller, on the other hand;

(b) by Seller if any of the conditions specified in Section 2.2 hereof have not been met or waived by Seller at such time as such condition can no longer be satisfied;

(c) by Acquirors, if any of the conditions specified in Section 2.1 hereof has not been met or waived by Acquirors at such time as such condition can no longer be satisfied;

(d) by (i) Acquirors, if Seller shall fail to perform in any material respect, their respective agreements contained herein required to be performed prior to Closing, or materially breach (that is, a breach which would be subject to indemnification under ARTICLE VI) any of their representations, warranties, or covenants contained herein, in each case in writing, without liability to the terminating parties on account of such termination (provided the terminating parties are not otherwise in material default or in material breach of this Agreement); or (ii) Seller, if Acquirors shall fail to perform in any material respect its agreements contained herein required to be performed prior to Closing, or materially breach (that is, a breach which would be subject to indemnification under ARTICLE VI) any of its representations, warranties, or covenants contained herein, in each case in writing, without liability to the terminating parties on account of such termination (provided the terminating parties are not otherwise in material default or in material breach of this Agreement); or

(e) by either Seller or PC Buyer on or after October 2, 2013, provided that the Party providing notice of termination is not in material breach of any covenant, obligation, or undertaking under this Agreement, including an obligation to consummate the transaction.

7.2 Procedure and Effect of Termination. In the event of termination by Acquirors, on the one hand, or Seller, on the other hand, pursuant to Section 7.1, written notice thereof shall immediately be given to the other party and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned without further action by any of the parties hereto.

Notwithstanding the foregoing, the obligations set forth in Section 5.7 (Public Announcement), ARTICLE VIII (Miscellaneous), this Section 7.2, by and among Seller and an Affiliate of Acquirors, shall survive termination of this Agreement, and nothing herein shall relieve any party from its obligations with respect to any breach of this Agreement occurring prior to a termination. In such event, each party shall, upon request, return all documents, work papers, and other material of any other party (and all copies thereof) relating to the transactions contemplated herein, whether so obtained before or after the execution hereof, to the party furnishing the same.

ARTICLE VIII

MISCELLANEOUS

8.1 Expenses. Except as otherwise provided in this Agreement, each of the parties hereto shall pay its, his, or her own fees and expenses (including the fees of any attorneys, accountants, investment bankers, advisors, or others engaged by such party) in connection with this Agreement and the transactions contemplated hereby whether or not the transactions contemplated hereby are consummated.

8.2 Headings. Headings herein are for convenience of reference only, do not constitute part of this Agreement, and shall not be deemed to limit or otherwise affect any of the provisions hereof.

8.3 Notices. All notices or other communications required or permitted hereunder shall be given in writing and shall be deemed given if delivered by hand (including by courier), mailed by registered or certified mail, postage prepaid (return receipt requested), sent by nationally recognized overnight courier providing a delivery receipt, or sent by facsimile or other electronic means, to the address or facsimile number as set forth on the signature pages hereto or such other address or facsimile number as shall be furnished in writing by such party, and any such notice or communication shall be effective and be deemed to have been given as of the date so delivered or, if mailed upon receipt thereof, or if sent by facsimile, or other electronic means, on production of a transmission report by the machine from which it was sent which indicates that the notice was sent successfully in its entirety, and received by, to the recipient; provided, however, that any notice or communication changing any of the addresses or facsimile numbers set forth above shall be effective and deemed given only upon its receipt.

8.4 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, and the provisions of ARTICLE VI shall inure to the benefit of the Indemnified Parties referred to therein; provided, however, that neither this Agreement nor any of the rights, interests, or obligations of the parties hereunder may be assigned by any of the parties without the prior written consent of the other parties.

8.5 Entire Agreement. This Agreement (including the Schedules and Exhibits attached hereto which are incorporated herein) embodies the entire agreement and understanding of the parties with respect to the transactions contemplated hereby and supersedes all prior or contemporaneous written or oral agreements, commitments, arrangements or understandings with respect thereto including that certain letter of intent dated June 5, 2013, by and among Selling Group and an Affiliate of Acquirors, by and among Selling Group and an Affiliate of Acquirors and such other documents executed contemporaneously with this Agreement.

8.6 Counterparts; Facsimile Transmission. This Agreement may be executed in any number of counterpart signature pages each of which shall be deemed to be an original and all of which together shall constitute one and the same original instrument. This Agreement and its counterparts may be executed and delivered by facsimile transmission with confirmation of received transmission or other electronic means that faithfully reproduces the original with same effect as if a manually signed original were personally delivered.

8.7 Confidentiality. No party shall issue any press release or announcement or make any disclosure to any other Person (other than its counsel, financial advisors and accountants) relating to the subject matter of this Agreement without the prior written approval of Acquirors and Selling Group; provided, however, that any party may make any public disclosure it believes in good faith is required by Law, legal process, contract or the requirements of any stock market on which such party’s (or the party’s parent corporation’s), capital stock is listed or quoted (in which case the disclosing party shall advise the other parties of such disclosure and provide them with a copy of such disclosure). Notwithstanding the foregoing, following the Closing, Acquirors or their Affiliates shall have the right to issue a press release or other announcement announcing the consummation of the transactions contemplated by this Agreement.

8.8 Governing Law. This Agreement shall in all respects be interpreted, construed, and governed exclusively by and in accordance with the Laws of the Commonwealth of Massachusetts; provided, however, that each right transferred under Section 5.9 of this Agreement (relating to the enforcement of noncompetition and nonsolicitation provisions) will be governed by the choice of law provision contained in the agreement wherein such noncompetition and nonsolicitation provisions are set forth.

8.9 Certain Definitions.

(a) An “Affiliate” or “affiliate” of a specified Person is a Person, that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the Person specified. As used in this definition, “control” (including, with correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies of the specified Person (whether through ownership of securities or other ownership interest, by contract or otherwise). Seller’s Affiliates include, but are not limited to, Steward Health Care System LLC and Steward Health Care Network, Inc., but no Person shall be deemed an Affiliate of Seller solely by virtue of holding a membership interest in Steward Health Care System LLC.

(b) “Acquirors’ Knowledge” means (i) the actual knowledge of Adam Singer, M.D. and R. Jeffrey Taylor as to the matter to which the knowledge relates; and (ii) any additional knowledge that would be available to such persons after making such inquiry into such matter as a reasonable person seeking to accurately, truthfully and completely address such matter would have made under the circumstances applicable to such matter.

(c) “Business” or “Seller’s Business” shall mean any of the following: (i) the arranging for and/or provision of Facilities-based internal medicine hospitalist services for patients of other physicians, or for patients who do not have a primary care physician, while such patients are inpatients in Facilities (whether or not such patients are referred via an arms-length contractual relationship with a Facility or a payor); (ii) the arranging for and/or provision of regular emergency department internal medicine coverage (but excluding the provision by a Provider of his or her pro rata share of emergency department internal medicine coverage at a Facility if a Provider is required to provide such coverage by contractual arrangement or by the Facility’s medical staff bylaws, policies, or procedures generally applicable to members of such Facility’s medical staff; (iii) the arranging for and/or provision of regular emergency department internal medicine coverage at a Facility which does not require such coverage by its medical staff bylaws, policies, or procedures; (iv) the development and implementation of programs to provide and/or manage Facilities-based hospitalist care; and (vi) the provision of billing, management, medical director, or other services or software for internal medicine hospitalist programs.

(d) “COBRA” means Part 6 of Subtitle B of Title I of ERISA, Code §4980B, and any similar state Law.

(e) “Code” means the United States Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

(f) “Employee Benefit Plan” means each “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), any “employee benefit plan” (as defined in Section 3(3) of ERISA), and any other written or oral plan, funded or unfunded, agreement or arrangement involving material direct or indirect compensation applicable to more than one person, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, restricted stock units, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation and all unexpired severance agreements, written or otherwise, for the benefit of, or relating to, any current or former employee of the Seller who is a Transferred Provider or Administrative Employee providing services to the Business.

(g) “ERISA” means the Employee Income Security Act of 1974, as amended.

(h) “Escrow Holdback” shall mean an amount of Two Million Five Hundred Thousand Dollars ($2,500,000) which shall be deducted from the Closing Payment and remain with the Escrow Agent for a period of fifteen (15) months following the Closing.

(i) “Facility” means any short-term or long-term acute care hospital (including rehabilitation hospitals).

(j) “Full-Time Equivalent Provider” means at least fourteen (14) regularly scheduled shifts per month (whether performed by one Provider working such number of shifts per month or by a combination of Providers who each work less than such number of shifts per month).

(k) “Immediately Available Funds” shall mean good funds delivered by wire transfer to an account designated by the intended recipient.

(l) “Including,” “include,” or “includes” shall be deemed to mean “including, without limitation” and “includes, without limitation.”

(m) “Intellectual Property” means (i) inventions (whether patentable or un-patentable and whether or not reduced to practice), and all improvements thereto; (ii) trademarks, service marks, logos, trade names, Internet domain names and websites, and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith; (iii) trade secrets and confidential business information (including, but not limited to, data, know-how, customer lists, current and anticipated customer requirements, price lists, market studies, and business plans), however documented; (iv) proprietary computer software and programs (including object code and source code) and other proprietary rights and copies and tangible embodiments thereof (in whatever form or medium); (v) database technologies and systems (and related processes, formulae, compositions, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information) and any other related information, however documented; (vi) all databases and data collections and all rights therein; and (vii) any similar or equivalent rights to any of the foregoing anywhere in the world.

(n) “Law” or “Laws” means, collectively, all federal, state and local laws, statutes, codes, ordinances, orders, decrees, rulings, rules and regulations, including judicial opinions.

(o) “Liability” or “Liabilities” shall mean any liability or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due).

(p) “Lien” or “Liens” shall mean any pledge, lien (including any Tax lien), charge, claim, encumbrance, security interest, deed of trust, or mortgage.

(q) “Material Adverse Effect” shall mean any change, effect, event, occurrence, state of facts, or development that, individually or in the aggregate with any other change, effect, event, occurrence, state of facts, or development, is materially adverse to the financial condition or results of operations of the entity or entities taken as a whole; provided, however, that none of the following shall be deemed in itself, or in any combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (i) any adverse change, effect, event, occurrence, state of facts, or development attributable to the announcement or pendency of the transactions contemplated by this Agreement; (ii) any adverse change, effect, event, occurrence, state of facts, or development attributable to conditions affecting the industry in which the party participates, the United States economy as a whole or the capital markets in general or the markets in which the party operates; (iii) any adverse change, event, development, or effect arising from or relating to changes in Generally Accepted Accounting Principles; (iv) any adverse change, event, development, or effect arising from or relating to changes in Law, rules, regulations, orders, or other binding directives issued by any governmental authority; (v) any adverse change, effect, event, occurrence, state of facts, or development resulting from or relating to compliance with the terms of, or the taking of any action required by, this Agreement; (vi) any adverse change, effect, event, occurrence, state of facts, or development arising from or relating to the commencement, continuation or escalation of a war, material armed hostilities or other material international or national calamity or act of terrorism directly or indirectly involving the United States; (vii) actions required to be taken under applicable Laws or Contracts provided or made available to the other party or disclosed in the Disclosure Schedules attached hereto; (viii) actions consented to by the other party; and (ix) actions or omissions of, or on behalf of, the other party.

(r) “Person” or “person” shall mean an individual or any corporation, partnership, joint venture, association, limited liability company, trust, unincorporated organization, or other legal entity or a government or governmental entity;

(s) “Provider” shall mean a Person who has met the requirements of the Massachusetts Board of Registration in Medicine, the Massachusetts Board of Registration in Nursing, as applicable, or any other appropriate Massachusetts state authority, and has a current Massachusetts license to provide medical services as a medical doctor, doctor of osteopathy, nurse practitioner, or physician assistant.

(t) “Clinical Service Agreements” shall mean, to the extent Seller is a party thereto or a beneficiary thereof, all contracts to provide or pay for healthcare services, including but not limited to coverage services, medical directorship services, and clinical employee leasing arrangements, relating to the Business as set forth in Attachment 2 to Schedule 1.1. Clinical Service Agreements shall not include any payor contract.

(u) “Seller’s Knowledge” means (i) the actual knowledge of Mark Rich or Michael Callum, M.D., as to the matter to which the knowledge relates; and (ii) any additional knowledge that would be available to such persons after making such inquiry into such matter as (x) a reasonable person seeking to accurately, truthfully and completely address such matter would have made under the circumstances applicable to such matter, or (y) may be required by applicable laws, regulations, accreditation bodies, medical staff bylaws, or credentialing procedures.

(v) “Tax” or “Taxes” shall mean any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalty, or addition thereto, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

(w) “Tax Return” shall mean all returns, declarations, reports, estimates, and information statements and returns required or permitted to be filed with a governmental authority relating to Taxes, including, but not limited to, original returns and filings, amended returns, claims for refunds, information returns, ruling requests, administrative or judicial filings, accounting method change requests, responses to revenue agents’ reports (federal, state, foreign, municipal or local) and settlement documents, and any schedules attached to any of the foregoing.

8.10 Severability. If any one or more of the provisions of this Agreement shall be held to be invalid, illegal, or unenforceable, the validity, legality, or enforceability of the remaining provisions of this Agreement shall not be affected thereby and this Agreement will be construed and enforced as if such invalid, illegal or unenforceable provisions had not been included herein. To the extent permitted by applicable law, each party waives any provision of law which renders any provision of this Agreement invalid, illegal, or unenforceable in any respect.

8.11 Remedies. The parties hereto recognize that any breach of the terms of this Agreement may give rise to irreparable harm for which money damages would not be an adequate remedy, and accordingly agree that, in addition to the indemnification remedies set forth in ARTICLE VI hereof, any non-breaching party shall be entitled to enforce the terms of this Agreement (including the obligation to close if the conditions to Closing have been satisfied or waived) by a decree of specific performance and the non-defaulting party shall be entitled to recover its costs and expenses, including reasonable attorneys’ fees, incurred as a result of the defaulting party’s breach.

8.12 Amendment; Waiver. The parties may, only by written agreement, modify, amend or supplement any term or provision of this Agreement, and any term or provision of this Agreement may be waived by the party which is entitled to the benefit thereof. Any waiver pursuant to this Agreement shall be in writing and shall be effective only in the specific instance and for the purpose for which given. No failure or delay on the part of any party in exercising any right, power, or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. The rights and remedies expressly specified in the Agreement are cumulative and are not exclusive of any rights or remedies which any party would otherwise have.

8.13 Third Parties. Nothing in this Agreement shall be deemed to be for the benefit of, or enforceable by or on behalf of any Person other than the parties to this Agreement or their Affiliate, which shall be deemed third party beneficiaries of this Agreement, and the Indemnified Parties.

8.14 Attorneys’ Fees. If any party files a suit or an action, or commences any proceeding (whether in arbitration, mediation, or otherwise), to enforce the provisions of this Agreement or otherwise with respect to the subject matter of this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys’ fees as fixed by the court or arbitrator.

8.15 Arbitration. The parties agree to submit any controversy, claim, or dispute arising out of or relating to the interpretation, performance, or breach of this Agreement, including the scope of this arbitration provision and the parties’ compliance with their obligations under this Section 8.15 to binding arbitration administered by the American Arbitration Association (“AAA”) in its Boston, Massachusetts regional office in accordance with AAA Rules and Procedures, as modified by the specific provisions set forth in this Section 8.15. In the event of any conflict between AAA Rules and Procedures and the specific provisions set forth in this Section 8.15, the provisions of this Section 8.15 shall prevail.

(a) Notice of Grievance. Before submitting any controversy, claim, or dispute to arbitration, any parties claiming to be aggrieved shall deliver to the other parties, in the same manner provided in this Agreement for the delivery of notices, a written statement of the alleged grievance identifying any documents then reasonably known to that party that support the grievance and the relief requested or proposed. If, within thirty (30) days after delivery of the written statement of grievance, the other parties do not agree to furnish the relief requested or proposed, or otherwise does not satisfy the demand of the party claiming to be aggrieved, then the parties claiming to be aggrieved may demand arbitration in accordance with this Section 8.15.

(b) Selection of Arbitrator. The arbitration shall take place before a single arbitrator who shall be selected jointly by both parties. If the parties are unable to agree within fifteen (15) days each party shall submit a list of three arbitrators from the AAA panel to the other party. Each party may strike two from the list. AAA shall make the final selection of the arbitrator from the two remaining names.

(c) Power of Arbitrator In addition to all other powers the arbitrator enjoys under this Agreement, AAA Rules and Procedures, AAA Code of Ethics, and the laws of the Commonwealth of Massachusetts, the arbitrator expressly shall have all jurisdiction and power to make rulings as to procedures for the conduct for the arbitration; to declare rights of the parties, and to grant temporary and permanent injunctive and other equitable relief; to order specific performance of contractual obligations; to grant compensatory and punitive damages; to determine the admissibility, relevance, materiality, and weight of any evidence offered by any of the parties (provided, that mere affidavits without the ability of a party to examine the affiant shall not be admissible); and to take any interim measure with respect to the subject matter in dispute, including but not limited to, measures to facilitate or compel discovery and measures to conserve the rights, funds, goods or materials forming the subject matter in dispute. The decision of the arbitrator shall be in accordance with the substantive laws of the Commonwealth of Massachusetts. The parties may apply for confirmation and/or enforcement of any arbitration award hereunder to the Courts of the Commonwealth of Massachusetts or of such other state, locality, country or territory as may have jurisdiction over the party or parties subject to the award.

(d) Discovery. Each party shall have the right to conduct discovery in the manner and to the extent authorized by the Federal Rules of Civil Procedure as interpreted by the federal courts.

(e) Arbitrator’s Award. The arbitrator’s award shall state the factual and legal basis for the award. The arbitrator’s award shall be final and binding on the parties, and judgment on the award may be entered in any court of competent jurisdiction.

(f) Cost of Arbitration. The cost of the arbitration, including arbitrator’s fees, shall initially be shared equally by the parties. The arbitrator shall award the prevailing party costs of the arbitration in the award, including the prevailing party’s Legal Fees. The term “costs” includes the fees of the arbitrator, but remains within the sole discretion of the arbitrator as to the awarding of any specific item (other than reasonable attorneys’ fees and costs).

8.16 Attorney and Tax Advisor Approval. The parties acknowledge that each of them have had the opportunity to have this Agreement and the related documents described herein reviewed by their own counsel and the terms and conditions of same have been deemed satisfactory by all parties. In addition, all parties acknowledge that each of them have had the opportunity to have the tax consequences of the transactions contemplated herein and the other related agreements reviewed by their own tax advisors and are not relying on the other parties or their advisors for any such review or tax advice.

8.17 Time. The parties acknowledge and agree that time shall be of the essence in this Agreement.

(Signature Pages Follow)

Exhibit 10.1

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed under seal as of the day and year first above written.

PC BUYER:	INPATIENT CONSULTANTS OF MASSACHUSETTS, P.C.

Address for Notice:
4605 Lankershim Blvd., Suite 617 North Hollywood, CA 91602 Attention: Chief Executive Officer FAX: 818-766-9781	Adam Singer, M.D. President

with a copy to (which shall not constitute notice):

4605 Lankershim Blvd., Suite 617 North Hollywood, CA 91602 Attention: Vice President of Legal Affairs FAX: 818-509-8186

(PC Buyer’s Signature Page to Asset Purchase Agreement)

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed under seal as of the day and year first above written.

BUYER:	HOSPITALISTS MANAGEMENT OF NEW HAMPSHIRE, INC.

Address for Notice:
4605 Lankershim Blvd., Suite 617 North Hollywood, CA 91602 Attention: Chief Executive Officer FAX: 818-766-9781	Adam Singer, M.D. President

with a copy to (which shall not constitute notice):

4605 Lankershim Blvd., Suite 617 North Hollywood, CA 91602 Attention: Vice President of Legal Affairs FAX: 818-509-8186

(Buyer’s Signature Page to Asset Purchase Agreement)

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed under seal as of the day and year first above written.

SELLER:	STEWARD MEDICAL GROUP, INC.

By:

Its:

Address for Notice:

with a copy to
(which shall not constitute notice):

(Seller’s Signature Page to Asset Purchase Agreement)

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed under seal as of the day and year first above written.

OWNER:	STEWARD HEALTH CARE SYSTEM LLC

By:

Address for notice:

Its:

with a copy to (which shall not constitute notice):

(Owner’s Signature Page to Asset Purchase Agreement)

EXHIBIT A

GUARANTY

EXHIBIT B

ASSIGNMENT AND ASSUMPTION AGREEMENT

EXHIBIT C

ESCROW AGREEMENT

EXHIBIT D

SELLER NONCOMPETITION AGREEMENT

EXHIBIT E

OWNER NONCOMPETITION AGREEMENT

EXHIBIT F

MASTER HOSPITALIST SERVICES AGREEMENT

EXHIBIT G

PC BUYER NON-COMPETITION AGREEMENT